Exhibit 5.4

June 23, 2020

Marriott Ownership Resorts, Inc.

6649 Westwood Blvd.

Orlando, FL 32821

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as local counsel to (i) Marriott Resorts Hospitality Corporation, a South Carolina corporation (“MRHC”), (ii) Vistana MB Management, Inc., a South Carolina corporation (“VMBM”), and (iii) VSE Myrtle Beach, LLC, a South Carolina limited liability company (“VSEMB”), each as a subsidiary guarantor (in such capacity herein referred to collectively as the “Guarantors”), in connection with the Guarantors’ proposed guarantees, along with the other guarantors under the Indenture (as defined below), of up to $350,000,000 aggregate principal amount of 4.750% Senior Notes due 2028 (the “New Notes”), in exchange for the outstanding unregistered $350,000,000 aggregate principal amount of 4.750% Senior Notes due 2028 (the “Original Notes”). The New Notes are to be issued by Marriott Ownership Resorts, Inc. (the “Issuer”) in connection with an offering made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in accordance with the registration rights agreement entered into by the Issuer, the guarantors party thereto, including the Guarantors, and certain dealer managers or initial purchasers, as applicable, on October 1, 2019. The Original Notes were issued on October 1, 2019, in transactions exempt from the registration requirements of the Securities Act, all of which are eligible to be exchanged for the respective New Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the indenture, dated as of October 1, 2019, by and among the Issuer, Marriott Vacations Worldwide Corporation (the “Parent Guarantor”), the Guarantors and the other guarantors party thereto (the “Subsidiary Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented through the date hereof (the “Indenture”). The Indenture includes the guarantees by the Guarantors of the New Notes (the “Guarantees”).

In connection with this opinion, we have reviewed copies of the following documents, corporate records and other instruments: (i) the articles of incorporation, articles of organization, bylaws and operating agreement, as the case may be, of the respective Guarantors (the “Organizational Documents”), (ii) the omnibus unanimous consent in lieu of a meeting of the board of directors or member, as the case may be, of the respective Guarantors, (iii) the Registration Statement, and (iv) the Indenture.

Marriott Vacations Worldwide Corporation

June 23, 2020

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors.

In rendering our opinions, we have relied without investigation on the certificates of each of the Guarantors, and have not independently verified any of the factual matters set forth in any document upon which we have relied. We have not been requested to conduct, nor have we undertaken, any independent investigation to verify the content or veracity thereof, or to determine the accuracy of any statement, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of the Guarantors. We have not been asked, nor have we endeavored, to revise or comment upon the contents of the Registration Statement relating to the New Notes or the Guarantees.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the statutory laws and regulations of the State of South Carolina and (v) the “Blue Sky” laws and regulations of South Carolina.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1. Based solely on the Certificate of Existence of MRHC dated June 18, 2020, issued by the South Carolina Secretary of State (“MRHC Certificate of Existence”), MRHC is validly existing as a corporation under the laws of the State as of the date of the MRHC Certificate of Existence and has the corporate power to enter into and perform its obligations under the Guarantees.

2. Based solely on the Certificate of Existence of VMBM dated June 19, 2020, issued by the South Carolina Secretary of State (“VMBM Certificate of Existence”), VMBM is validly existing as a corporation under the laws of the State as of the date of the VMBM Certificate of Existence and has the corporate power to enter into and perform its obligations under the Guarantees.

Marriott Vacations Worldwide Corporation

June 23, 2020

3. Based solely on the Certificate of Existence of VSEMB dated June 19, 2020, issued by the South Carolina Secretary of State (“VSEMB Certificate of Existence”), VSEMB is validly existing as a limited liability company under the laws of the State as of the date of the VSEMB Certificate of Existence and has the limited liability company power to enter into and perform its obligations under the Guarantees.

4. Each of the Guarantors duly authorized the execution and delivery of the Indenture by it and the performance of its obligations under the Guarantees.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of South Carolina be changed by legislative action, judicial decision or otherwise after the effective date of the Registration Statement.

This opinion is furnished to you in connection with the filing by the Issuer of a Registration Statement on Form S-4 and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Burr & Forman LLP

BURR & FORMAN LLP